Exhibit 10.7

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[***],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

GEOTHERMAL RESOURCES LEASE

(Minersville Land and Livestock–Surface Lands Retained by

Lessor)

THIS GEOTHERMAL RESOURCES LEASE (“Lease”), entered into this 25th day of September, 2007, by and between MINERSVILLE LAND AND LIVESTOCK COMPANY, a Utah corporation (collectively, “Lessor”), and INTERMOUNTAIN RENEWABLE POWER, LLC, a Delaware limited liability company (“Lessee”).

1. INTEREST GRANTED:

The interest granted hereunder is in the geothermal resources estate, and Lessor shall retain the surface estate. In addition, the parties believe that the Lessor holds an undivided 75% interest in the geothermal resources estate, with the remaining 25% (the “25% Interest”) held by the successors and assigns of Superior Oil Company (per grant from Ronald G. Wilcox). Lessee shall be responsible for coordinating with the holder of the 25% Interest in leasing such interest. The Production Royalties payable under Section 3(b) shall be proportionately reduced to the extent that Lessor holds less than the full interest in the geothermal estate (for example, 75% of the [***] and [***] Production Royalties specified in Section 3(b) (i) ) . In the event Lessor re-acquires the 25% Interest, such interest shall be deemed to be leased to Lessee hereunder and the Production Royalties increased accordingly. In consideration of the covenants and agreements contained herein, Lessor hereby grants and leases to Lessee the exclusive right and privilege to drill for, extract, produce, remove, utilize, sell, and dispose of all forms of thermal energy and other associated geothermal resources including without limitation:

(1) all products of geothermal processes, including the natural heat of the earth, and the energy, in whatever form, including pressure, present in, resulting from, created by, or which may be extracted from that natural heat, directly or through a material medium together with indigenous steam, hot water and hot brines; (2) steam and other gases, hot water and hot brines resulting from water, gas, or other fluids, including water and steam naturally present in a geothermal system, artificially introduced into subsurface formations to serve as a heat transfer medium; (3) natural heat of the earth and the energy associated with that natural heat, and pressure; and (4) all dissolved or entrained minerals, substances or by-products (“Substances”) that may be obtained from the medium used to transfer that heat, but excluding hydrocarbons and helium (collectively “Geothermal Resources,” which includes Substances except as necessary to separately determine royalties as provided in Section 3), in, on, under, adjacent to, or associated with those certain parcels of property (the “Premises”) consisting of approximately eleven thousand two hundred and ninety-four (11,294) acres, as more particularly described as follows :

All that certain real property consisting of approximately 11,294 acres located in Beaver County, State of Utah, more particularly described on Exhibit A attached hereto and incorporated herein by reference, including all interests in said Premises now owned or hereafter acquired, together with:

(a) Exploration. The exclusive right to conduct within the leased area geological and geophysical exploration for Geothermal Resources;

(b) Development and Operations. Subject to the approval of Lessor as to location, not to be unreasonably withheld, the right to construct or erect and to use, operate, and maintain on the Premises, together with ingress and egress thereupon, all wells, pumps, pipes, pipe lines, buildings, plants, sumps, brine pits, reservoirs, tanks, waterworks, pumping stations, roads, electric power generating plants, transmission lines, industrial facilities, telephone lines, and such other works and structures and to use so much of the surface of the land that may be reasonably necessary or convenient for the exploration, development, production, utilization, transportation, and processing of Geothermal Resources or for the full enjoyment of the rights granted by this Lease, subject to applicable laws and regulations;

(c) Water. The non-exclusive right to drill water wells, and the exclusive right to drill wells into Geothermal Resources that contain water, steam and brines, in accordance with Utah statutory laws within the Premises and to use the water produced therefrom for operations and activities hereunder, free of costs, provided that such drilling and development is conducted in such a way that they do not unreasonably interfere with Lessor’s activities on the Premises; and further that Lessor will use its best efforts to cooperate with Lessee to apply for, appropriate and use water produced from the Premises (or lands pooled or unitized therewith) in furtherance of developing and conducting operations on the Premises (or lands pooled or unitized therewith). Lessor and Lessee shall evaluate the possibility of providing some water from geothermal operations for use in livestock watering.

(d) Injection. The right, without the payment of royalties hereunder, to inject or reinject into the leased lands geothermal resources, condensates, gas, treated wastewater or other fluids to the extent that such resources, condensates and fluids are necessary or convenient for operation under this Lease in the recovery or processing of Geothermal Resources, including to maintain or increase pressure or production or to conduct tests.

(e) Directional Drilling. The right to locate a well or wells on the surface of said land and to directional or slant drill said well or wells into, under, across and through the Premises and into and under other lands in the vicinity of the Premises, together with the right to repair, re-drill, deepen, maintain, inject in, rework and operate or abandon such well or wells for the production of Geothermal Resources from such other lands together with the right to develop water from said land for any of Lessee’s operations; together with the right to construct, erect, maintain, use, operate, replace, and remove all power generation facilities, transmission facilities, pipe lines, telephone lines, tanks, machinery, and other facilities; together with all other rights necessary or convenient for Lessee’s operations under this subsection including rights of way for passage over and upon and across and ingress and egress to and from said Premises; together with the right and easement to continue to use such items, as well as rights of way and/or easements appurtenant thereto, so long as Lessee utilizes Geothermal Resources from such other land in the vicinity of the Premises, notwithstanding the expiration, termination or forfeiture of this Lease, until such use is permanently discontinued. Upon the written request of Lessee, Lessor agrees to provide separate easements or rights-of-ways, in form sufficient for recording in the applicable county real property records, to evidence such surface rights in this Section l(e). If the Lessor fails to provide such written easements within thirty (30) days of Lessee’s written request, Lessor authorizes Lessee to unilaterally prepare and execute such easements and record the same in the applicable county’s real property records. Should Lessee elect to unilaterally execute such easements, the nature, scope and duration of such easements as described in the executed document shall accurately and reasonably reflect the existing uses in relation to Lessee’s surface and underground operations on the Premises (or on lands pooled and unitized therewith).

2. TERM:

(a) Initial Term, As Extended. This Lease shall have a term of TEN (10) years from the date first set forth above (the “Initial Term”) and shall continue for so long thereafter as:

(i) Lessee is extracting or drilling for Geothermal Resources on the Premises (or lands pooled or unitized with the Premises), working with reasonable diligence, allowing not more than TWENTY-FOUR (24) months between the completion or abandonment of one site/well and the exploration and/or commencement of operations for the next;

(ii) Geothermal Resources are being produced or generated from the Premises (or lands pooled or unitized with the Premises) in commercial quantities or steps are being taken to develop the Premises in such a way as to produce or generate from the land commercial quantities;

(iii) Remedial Operations are being continuously conducted on the Premises (or lands pooled or unitized with the Premises);

(iv) Drilling operations, commercial production of Geothermal Resources, or Remedial Operations are suspended or excused under the Force Majeure or other provisions of this Lease; or

(vi) this Lease is otherwise extended by its terms.

“Remedial Operations” means reworking, redrilling, cleaning, testing, and the repair and replacement of wells and facilities for the production or use of Geothermal Resources. Remedial Operations shall be deemed continuous so long as such operations do not cease for a period of more than two (2) consecutive years. Production in “commercial quantities” shall mean production in such quantities of Geothermal Resources, produced, sold, or used, or capable of being produced, sold, or used, either from the Premises or lands pooled or unitized therewith, the value of which, after deducting Lessor’s royalty hereunder and Lessee’s normal operating costs will provide to Lessee a return of such costs.

(b) Unit Contraction. In the event this Lease is committed to a unit or other pooling arrangement, and this Lease is later removed from such unit by contraction of the unit boundaries or any participating area while the Lease is in an extended term beyond the Initial Term or within five (5) years of the end of the Initial Term, then the Initial Term of this Lease shall be extended for a period of five (5) years from the date the Lease is removed from such unit or other pooling arrangement. In the event of an extension pursuant to this subsection (c), the Lessee is authorized to unilaterally execute and record a notice of extension of the Lease, to provide public notice of such extension.

3. RENTALS AND ROYALTIES:

(a) Initial Payment; Rentals. On the date hereof, and subject to confirmation of clear title to the Geothermal Resources, Lessor shall pay to Lessee the sum of [***]. On or before each anniversary date hereafter while the Lease is in force, Lessee agrees to pay to Lessor as rental for the next ensuing year the sum of [***] per acre; provided, however, that rentals paid to Lessor under this subsection shall apply toward or be credited to royalties payable or to become payable on actual production (if any) under Section 3(b) for any year such rentals are paid. To the extent a portion of the original acreage of this Lease is lost or surrendered by the Lessee, the Annual Rental shall be reduced proportionately.

(b) Production Royalties. Subject to Section 11 below, and subject to proportionate reduction as described in Section 1 and in Section 3(d), Lessee shall pay to Lessor a royalty out of the proceeds received by Lessee from the sale of Geothermal Resources or Substances produced from the Premises, or allocated to the Premises as provided in Sections 6 and/or 10(b) as follows:

(i) Power Generation. If Lessee utilizes Geothermal Resources to generate and sell electric power, a royalty of [***] of the gross proceeds of the sale of said electric power for the first [***] years from the first sale of electricity and [***] thereafter, in each case less Deductible Costs (as defined in Section 3(b) (vi));

(ii) Sale of Substances. If Lessee sells any Substances as such, a royalty of [***] of the gross proceeds of the sale of said Substances for the first [***] years from the first sale of Substances and [***] thereafter, in each case less Deductible Costs;

(iii) Sale of By-Products. If Lessee treats or processes or causes to be processed, any Substances and/or Geothermal Resources for the extraction or manufacture therefrom of any by-products, and sells any by-products, a gross royalty of [***] of the proceeds from the sale by Lessee of said by-products, less Deductible Costs;

(iv) Other Commercial. If Lessee uses Geothermal Resources and/or Substances at a commercial facility other than an electric power generating facility, a royalty of [***] of the net profits produced by such commercial operation, net profits being the proceeds generated by Lessee, less all associated costs to Lessee including but not limited to any plant, facility and/or operational costs and of any transmission or transportation to the point of use if used off the Premises or off of any area pooled or unitized with the Premises (the “Unit Area”), as the case may be.

(v) Internal Use. Lessee may use, free of royalty, Substances, Geothermal Resources, electric power and by-products developed from the Premises for all operations hereunder (or operations within any Unit Area), and Lessee shall not be required to account to Lessor for or pay royalty on any Substances, Geothermal Resources, electric power or by-products reasonably lost or consumed in operations hereunder.

(vi) Deductible Costs. For purposes of Sections 3(b)(i)-(iii) above, “Deductible Costs” shall mean:

(A) any sales, excise or other taxes imposed on the sale of any said electric power, Substances, or by-products, as the case may be, so sold or which are required to be included in or added to the sales price thereof or paid by the seller; and

(B) any cost to Lessee of any transmission or transportation to the point of sale of any of said electric power, Substances or by-products so sold, if sold off the Premises or the Unit Area, as the case may be; and

(C) assuming Lessee does not use electricity generated from the geothermal plant(s) for such requirements, the reasonable and standard cost of any electricity purchased by Lessee from unaffiliated third parties to operate the geothermal well field pumps or serve other parasitic loads of the geothermal gathering field or the generating plant(s).

(vii) Payment. Lessee shall pay Lessor, on or before the last day of each and every calendar month, the above production royalties accrued and payable for the preceding calendar month (“Payment Date”), and shall deliver to Lessor a statement setting forth the basis for the determination of such royalty. Notwithstanding anything to the contrary, Lessor agrees that the Payment Date shall be adjusted to coincide with billing procedures set forth in any applicable power purchase agreements, whether monthly, bi-monthly, quarterly, or otherwise.

(c) Directional Drilling and Other Surface Use Rentals. If Lessee exercises the directional drilling rights granted in Section 1(e), or if Lessee is using part of the surface of the Premises for unit or other operations and the Lease is terminated or surrendered (including without limitation, in the event the Lease is committed to a unit but is later excluded from such unit by contraction of the unit or any participation area) Lessor shall not be entitled to any production royalties under Section 3(b), unless, and only to the extent that, such activity constitutes a commingling, pooling or unitization utilizing Geothermal Resources from the Premises under Section 6. In lieu of any other compensation, Lessee shall pay to Lessor an annual rental computed at the rate of [***] per acre for each surface acre of the Premises being exclusively occupied by Lessee pursuant to such grant under Section 1(e) and [***] per rod for any roads, utility lines, pipelines, or other linear items associated therewith.

(d) Proportionate Reduction. In the event Lessor at the time of making this Lease owns an interest in the leased Premises that is less than one hundred per cent of the total rights in the geothermal estate, then the rentals, royalties and other consideration accruing hereunder shall be paid to Lessor only in the same proportions which Lessor’s interest bears to a one hundred per cent interest in the leased Premises. Notwithstanding the foregoing, should Lessor hereafter acquire any additional right, title or interest in or to the leased Premises, it shall be subject to the provisions hereof to the same extent as if owned by the Lessor at the date hereof, and any increase in payments of money hereunder necessitated thereby shall commence with the payment next following receipt by Lessee of satisfactory evidence of Lessor’s acquisition of such additional interest.

4. TAXES AND ASSESSMENTS:

(a) Taxes and Improvements. Lessee shall pay all taxes levied and assessed against Lessee’s leasehold interest in the Premises. Lessee shall pay all taxes levied and assessed against all structures, improvements and personal property placed upon the Premises by Lessee. Lessor shall pay all taxes levied and assessed against the Premises as such and against any rights thereto not covered by the Lease and shall pay all taxes levied and assessed against all structures and improvements placed on the Premises by Lessor. Any increase in taxes arising from geothermal operations on the Premises shall be paid by Lessee.

(b) Severance Taxes on Lessor’s Royalties. Lessor agrees to pay any and all taxes assessed upon Lessor’s royalty proceeds for any Substances and/or Geothermal Resources produced and sold by Lessee from the Premises and ad valorem taxes on Substances and/or Geothermal Resources together with the same share of all severance, production, net proceeds and license taxes or other taxes or assessments levied or assessed on account of the production of Substances and/or Geothermal Resources from or allocated to the Premises, and to pay all of any other taxes assessed against the Premises, whether the same are assessed to Lessor or Lessee or otherwise. Lessor shall pay all of its tax obligations within thirty (30) days of when due and shall provide Lessee, upon request, with evidence of such payment. Lessor grants Lessee the right, but not the obligation, to pay any of Lessor’s tax obligations hereunder, and to offset the amount of such payments made on Lessor’s behalf against any amounts due to Lessor under this Lease, with interest at [***].

5. PROTECTION OF SURFACE; LAWS; LIENS; EQUIPMENT

(a) Protection of Surface; Compensation for Damage. Lessee agrees to conduct its activities in a good and workmanlike manner and use reasonable care at all times in all of Lessee’s operations on the Premises to prevent injury or damage to cattle, livestock, buildings, water rights, water diversion works, ditches, tanks and water wells or other property of the Lessor located thereon; and Lessee agrees to repair, mitigate or pay the Lessor the fair market value (as determined by an independent third-party appraiser) for all damages to the cattle, crops, buildings, livestock, fences, water rights, water diversions, ditches, tanks, water, water wells and other property of the Lessor situated on the surface of the Premises resulting from Lessee’s operations on the Premises. Lessee also agrees that all damages to pipe and equipment caused by cattle shall be the responsibility of Lessee.

(b) Compliance with Laws. Lessor and Lessee each agree that they will conduct all activities and operations associated with the Premises and with this Lease at all times in accordance with applicable federal, state and local laws, rules and regulations.

(c) Liens. All labor to be performed and material to be furnished in the operations under this Lease shall be at the sole cost and expense of Lessee, and Lessee shall hold Lessor free and harmless from liability thereunder. Lessee and Lessor shall each keep the Premises fully protected against any and all liens of every character arising from or connected with their individual operations on the Premises. Lessor agrees not to permit any mortgage or other lien to be placed on the property that would affect or purport to affect or supersede Lessee’s interest under this Lease. Lessor acknowledges and agrees that Lessee, in order to pursue its activities hereunder may utilize various project, equipment and other financing options and as part of such financings Lessee may assign its interests under this Lease (whether for security purposes or as a full and complete assignment). To the extent the Premises are currently encumbered by a mortgage, deed of trust, or other lien created by Lessor, Lessor shall use its best efforts to obtain a subordination, in recordable form, of such encumbrance to this Lease.

(d) Reclamation. Within six (6) months after abandonment of any well, including those abandonments resulting from termination of this Lease, Lessee shall remove all machinery, material, and structures used in connection with said well and not used in its other operations, if any, on the Premises, and shall fill in and level off all excavations, pits, or other alterations to the surface of the Premises caused in connection with said well, and, insofar as practical, shall, restore the Premises and the means of ingress and egress in compliance with all requirements of applicable reclamation laws and regulations, except reasonable wear and tear, acts of nature and conditions beyond the control of Lessee.

(e) Equipment and Improvements. Lessor agrees that Lessee shall retain ownership of, and can remove at any time, any and all improvements, equipment, fixtures and property of any kind brought onto or attached or affixed to the Premises, including all well casings, pipes, power generation equipment, buildings, transmission lines and all other equipment or property of any kind, regardless of whether such property is considered realty or personalty for state law or other purposes.

6. COMMINGLING, POOLING, AND UNITIZATION:

(a) Commingling. Lessee shall have the right to commingle (for purposes of storing, transporting, handling, unitizing, selling or processing) Geothermal Resources produced or extracted from the Premises (and lands pooled, unitized or combined therewith), with similar substances produced or extracted from other lands or units. In the event of such commingling, Lessee shall meter, gauge, or measure, according to prevalent industry standards, the production from the Premises at the well head, or from the unit or units including the leased land or other units or lands, as applicable, and compute and pay Lessor’s royalty attributable to Lessor’s land on the basis of such production as so determined or allocated.

(b) Pooling and Unitization. Lessee may, without notice to or consent from Lessor, as a recurring right for drilling, development or operating purposes, pool, unitize, or otherwise combine all or part of the Premises into a unit (whether federal or voluntary contractual unit) with any other land or lands (whether held by Lessee or others), whether or not adjacent or contiguous, which Lessee desires to develop or operate (singly or in combination with others) as a unit. The execution by Lessee of any unit agreement, unit operating agreement or other documents necessary to such pooling or unitization shall be binding on the Premises and Lessor’s current and future interests therein. Lessee shall provide Lessor courtesy notice of any pooling or unitization of the Premises. Any well (whether or not Lessee’s well) commenced, drilled, drilling and/or producing or being capable of producing in any part of such unit shall for all purposes of this Lease be deemed a well commenced, drilled, drilling and/or producing on the Premises, and the Lessee shall have the same rights and obligations with respect thereto and the drilling and producing operations upon the lands from time to time included within any such unit as Lessee would have if such lands constituted the Premises leased hereunder; provided, however, that notwithstanding this or any other provision or provisions of this Lease to the contrary:

(i) Production as to which a royalty is payable from any such wells or wells drilled upon any such unit, whether located on the Premises or other lands, shall be allocated to the Premises in the proportion that the acreage of the leased land in such unit bears to the total acreage of such unit. Such allocated portion thereof shall for all purposes be considered as having been produced from the Premises, and the royalty, payable under this Lease with respect to the leased land in such unit shall be payable only upon that proportion of production so allocated, and

(ii) If taxes of any kind are levied or assessed (other than taxes on the surface and on Lessor’s improvements), any portion of which is chargeable to Lessor under the provisions of this Lease, then the share of such taxes to be borne by Lessor shall be in proportion to the share of the production from such unit allocated to the Premises.

(iii) Lessor hereby grants Lessee (or the consents to the assignment of such rights from Lessee to any unit operator) the right to use of the surface of the Premises in support of unit operations, including all the surface uses enumerated in Section 1 above. In the event the Premises, or any portion thereof, are later removed from the unit by any contraction of the Unit Area, all such existing surface uses of the Premises in support of unit operations shall continue in force and effect, and Lessor agrees to provide Lessee or the unit operator with written easements, rights-of-way, licenses or such other acceptable surface use grants, in recordable form, to evidence such existing surface uses in support of unit operations. If the Lessor fails to provide such written easements within thirty (30) days of Lessee’s written request, Lessor authorizes Lessee to unilaterally prepare and execute such easements and record the same in the applicable county’s real property records. Should Lessee elect to unilaterally execute such easements, the nature, scope and duration of such easements as described in the executed document shall accurately and reasonably reflect the existing uses in relation to Lessee’s surface and underground operations on the Premises (or on lands pooled and unitized therewith).

7. RESERVATIONS TO LESSOR:

The following rights (to the extent owned by Lessor) are reserved to Lessor, provided such rights and activities do not interfere with Lessee’s exploration, development, production or other operations, activities or rights hereunder on the Premises or any Unit Area:

(i) Surface Use - the right to conduct ranching operations, or sell or otherwise dispose of the surface of the Premises (subject to this Lease) in a lawful manner. Any specific restrictions on the prospective use of the Premises by Lessee, as a result of specific surface needs of the Lessor, may be set forth in an Appendix to this Lease.

(ii) Mineral Rights - the right to extract minerals, hydrocarbons, and helium (other than Substances) from the Premises, subject to the following covenants and restrictions:

Notwithstanding the reservation of mineral rights to the Lessor, Lessor and Lessee acknowledge that Lessee shall make substantial investments in exploring for and developing geothermal resources on the Premises (or Unit Area). “Lessor hereby covenants and agrees, on behalf of itself, its successors and assigns, including any future lessee of any mineral lease on the Premises, that the rights of Lessee under this Lease shall be and remain superior to the rights of Lessor (or its lessees, successors or assigns) in the reserved mineral estate. To the extent that Lessor (or its lessees, successors or assigns; as applicable, the “Mineral Rights Holder”) intend to explore for, develop, extract, transport or process minerals on the Premises, such Mineral Rights Holder must enter into a joint development agreement, on such form provided by and acceptable to Lessee, in its sole and absolute discretion, which shall provide for the cooperation and coordination of joint development of the mineral estate and the geothermal resources estate; provided that all conflicts between such surface or subsurface uses of the Premises shall be resolved in favor of the Lessee and its rights hereunder. Lessor further covenants and agrees that before entering into any mineral lease on all or any part of the Premises, Lessor shall provide Lessee with ten (10) days prior written notice of such proposed mineral lease, the terms and provisions of such proposed mineral lease, and the party requesting the mineral lease as lessee. Lessee reserves the right to propose a specific addendum to such proposed mineral lease to address the operational needs of the Lessee, and the agreement of such mineral lessee to the requirements of Lessee shall be a condition to the execution and recordation of any mineral lease. Any mineral lease shall expressly reference this paragraph and the dominance of the rights under this Lease as to the mineral estate, and Lessor agrees that a reference to the subordination of the mineral estate to the geothermal estate leased hereunder may be included in any recorded memorandum of this Lease.

8. DEFAULT AND TERMINATION; SURRENDER:

(a) Default by Lessee. Whenever the Lessee fails to comply with any of the material terms and provisions of this Lease, and does not commence to remedy such failure within forty-five (45) days after receipt of written notice from Lessor, the Lessor may (a) suspend operations until the requested action is taken to correct the noncompliance, or (b) cancel this Lease by delivering written notice of its intent to do so to Lessee; provided, however, that if there is a bona fide dispute as to the amount due in the case of a payment dispute and all undisputed amounts are paid, said forty-five (45) day period shall be extended until five (5) days after such dispute is settled by final court decree or agreement. The following property shall be excepted from any Lease termination hereunder as a result of default: (a) each and any well then capable of producing in commercial quantities the substances covered by this Lease, and in respect to which Lessee is not in default, plus an area of 20 acres surrounding such well; and (b) rights of way and easements across lands subject to such Lease termination, which rights of way and easements are necessary for conducting Lessee’s operations on or in the vicinity of the lands retained (or any Unit Area), with respect to which Lessee is not in default, including sites for electric generating units.

(b) Surrender. Lessee shall have the right, in its sole discretion and at any time, to surrender all or any portions of the Premises it does not intend to utilize. In such case, Lessee shall execute and record a quit claim deed as to such surrendered portions, and Lessee shall thereby be relieved of all obligations as to the acreage so surrendered.

9. CONDEMNATION:

Eminent domain proceedings resulting in the condemnation of a part of the Premises leased herein, but leaving the remaining Premises reasonably usable by Lessee for the purposes of the activities described herein, will not terminate this Lease unless Lessee consents in writing to such termination. The effect of any such partial condemnation will be to terminate the Lease as to the portion of the Premises condemned, and the Lease of the remainder of the Premises shall remain intact. To the extent that all or a portion of the surface estate of the Premises is condemned, but the geothermal estate is not condemned, Lessee may retain all such acreage that it is capable of continuing to operate, on a lease basis or unit basis, as determined in its sole and absolute discretion. Lessee is authorized to unilaterally record notice of the status of such retained acreage after any condemnation. To the extent that the geothermal estate is of necessity condemned as part of such condemnation proceeding or request, Lessee shall be granted notice of such condemnation, the right to participate in and negotiate damages for loss of such geothermal estate, and all proceeds from that portion of any condemnation award that pertains to the loss of the geothermal estate shall be paid to Lessee.

10. ASSIGNMENTS, SUBLEASES, DIVIDED INTERESTS:

(a) Assignment and Sublease. Lessee shall have the absolute right to sell, assign or sublease all or any portion of its interest or right in and to this Lease and/or the Premises; these rights shall include, without limitation, the right to pledge, assign, mortgage, or otherwise collateralize the Lease to any affiliate of Lessee and/or any party for the purpose of financing or tax structuring. Lessor shall have the right to sell or assign its interest or right in and to this Lease and/or the Premises with the prior written consent of Lessee, which shall not be unreasonably withheld.

(b) Divided Interests. In the event of assignment (by operation of law or otherwise) of the Lease as to a segregated portion of the Premises, or if it is otherwise determined that more than one party holds the leasehold interest hereunder, payments due the Lessor hereunder shall be apportionable among the several leasehold owners according to the surface area of each of their respective leaseholds (unless undivided ownership is otherwise set forth expressly in recorded documents), and default in such payment by one or more of such leasehold owners shall in no way affect the right of any other leasehold owner hereunder. In the event of any uncertainty or dispute as to the parties entitled to such payment, Lessee shall be entitled, in its sole discretion, to discharge its payment obligation by making such payments into a third party escrow, court escrow, or such other method as Lessee reasonably determines. Lessor’s successors and assigns agree to execute and record any stipulations and cross-conveyances as may be necessary to establish of record the ownership of segregated or fractional interests in the Premises. Lessor shall provide fifteen (15) days prior written notice of any proposed sale of the surface estate only on the Premises (with the reservation by Lessor of the geothermal or other subsurface estates).

11. FORCE MAJEURE:

Lessee’s obligations hereunder save and except payment of annual rentals set forth in Section 3(a) above shall be suspended, and the term of the Lease and the period for removal of Lessee’s property in the event of termination shall be extended while Lessee is prevented from complying therewith by: strikes; lockouts; riots; action of the elements, including but not limited to fire, explosion, flood, volcanic activity, earthquakes, or tidal waves; accidents; delays in transportation; inability to secure labor or materials in the open market; laws, rules or regulations of any Federal, State, County, Municipal or other governmental agency, authority or representative having jurisdiction, including failure or delay in issuance of necessary permits or approvals; war (whether declared or undeclared including terrorist acts); acts of God; litigation or administrative proceedings affecting title to lands covered hereby or operations thereon; inability to secure or absence of a market for commercial sale of Substances and/or Geothermal Resources, or any of them, produced from the Premises or of derivatives developed by Lessee therefrom; or by other matters or conditions beyond the reasonable control of Lessee, whether or not similar to the conditions or matters in this Section specifically enumerated (“Force Majeure”).

12. NOTICES:

Lessor may give any notice or deliver any document hereunder to Lessee by mailing the same by prepaid registered or certified mail addressed to Lessee at:

Intermountain Renewable Power, LLC

5152 North Edgewood Dr.

Provo, Utah 84604

Attention: Chief Executive Officer

with a copy to:

Intermountain Renewable Power, LLC

5152 North Edgewood Dr.

Provo, Utah 84604

Attention: General Counsel

or by delivering the same in person to the above-referenced address of Lessee. Lessee may give any notice or deliver any document hereunder to Lessor by mailing the same by prepaid registered or certified mail addressed to Lessor at:

Minersville Land and Livestock Company

P.O. Box 127

Minersville, Utah 84752

Attention: President

or by delivering the same to Lessor in person. For purposes of this paragraph, either party may change its address by written notice to the other. In case of any notice or document delivered by registered or certified mail, the same shall be deemed delivered when deposited in any U.S. Post Office, properly addressed as herein provided, with postage fully prepaid. Lessee may make any payment due Lessor to Lessor personally or by mail at the address of Lessor given above.

13. MISCELLANEOUS PROVISIONS:

(a) Binding Effect. This Lease shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

(b) Applicable Law. The terms and provisions of this Lease shall be interpreted in accordance with the laws of the State of Utah, without giving effect to its principles of conflicts of laws.

(c) Entire Lease. This Lease terminates and replaces all prior agreements, either written, oral, or implied, between the parties hereto and constitutes the entire agreement between the parties.

(d) Recording Memorandum of Lease. Lessor agrees that Lessee may unilaterally execute and record that Memorandum of Lease (short form), attached hereto as Exhibit B, for the purpose of recording same in the records of Beaver County, Utah, so as to give public notice, pursuant to the laws of the State of Utah, of the existence of this Lease, and presence of any particular covenants or restrictions contained in this Lease. If Lessee so requests, Lessor shall execute such Memorandum of Lease.

(e) Void and Invalid Provisions. In the event any part or portion or provision of this instrument shall be found or declared to be null, void, or unenforceable for any reason whatsoever by any court of competent jurisdiction or any governmental agency having authority thereover, then and in such event only such part, portion or provision shall be affected thereby, and such finding, ruling or decision shall not in any way affect the remainder of this instrument or any of the other terms or conditions hereof, which said remaining terms and conditions shall remain binding, valid, and subsisting and in full force and effect between the parties hereto, it being specifically understood and agreed that the provisions hereof are severable for the purposes of the provisions of this clause.

(f) Counterparts. This Lease may be executed in any number of counterparts and all such counterparts shall be deemed to constitute a single Lease and the execution of one counterpart by any party shall have the same force and effect as if such party had signed all the other counterparts.

(g) Certificates. Lessor shall, without charge at any time and from time to time, within ten (10) days after request by Lessee, certify to by written instrument, duly executed and acknowledged, and deliver same to Lessee or any other party or parties designated by Lessee:

(i) That the Lease is in full force and effect;

(ii) Whether Lessee is in default under the Lease;

(iii) That the Lease may be assigned or subleased as security to secure financing or continue same to benefit the Lease;

(iv) That Lessor will afford the leasehold lender or any party holding a security interest in the Lease all opportunities available to Lessee to cure any defaults under the Lease prior to any termination of the Lease; and

(v) Such other reasonable assurances and information as Lessee, or its lender(s), may request.

(h) Warranty of Title. Lessor represents and warrants to Lessee that it has good and marketable fee title to Premises, free and clear of all liens and encumbrances other than rights of way and easements of record, and hereby grants, and agrees to defend, title to the Premises. Lessor further agrees that Lessee at its option may pay and discharge any delinquent taxes, mortgages, trust deeds or other delinquent liens or encumbrances existing, levied or assessed on or against the Premises; and, in the event Lessee shall exercise such option, Lessee shall be subrogated to the rights of any holder or holders thereof and shall have the right, in addition to other remedies provided by law or equity, to reimburse itself by applying to the discharge of any such mortgage, tax or other lien or encumbrances any and all payments accruing to Lessor hereunder.

(i) Cooperation. The parties agree to cooperate in the execution of any other documentation necessary to carry out the intent and terms of this Lease.

(j) Confidentiality. Lessor agrees to keep confidential, and not disclose to any third party, the amount of any royalties, rentals or other consideration provided by Lessee to Lessor under this Lease. Moreover, Lessor agrees not to disclose to any third party that Lessor has entered into this Lease or the identity of the Lessee, without Lessee’s prior written consent. Lessor acknowledges that the consideration provided in this Lease is given in part in reliance upon the covenants and agreements of confidentiality of Lessor in this subparagraph.

(k) Right of First Refusal for Top Leases. If, at any time during the primary or extended term of this Lease, Lessor receives (or seeks) an offer for a top lease on all or any portion of the Premises that would cover all or any portion of the Geothermal Resources (“Top Lease Offer”), before Lessor may execute or accept consideration as to such Top Lease Offer, Lessor must first provide Lessee with written notice of such Top Lease Offer, and the right to match such Top Lease Offer on the same terms and conditions of the Top Lease Offer. Lessee shall have thirty (30) days from receipt of the Top Lease Offer, to elect to match such Top Lease Offer. If Lessee elects to match such Top Lease Offer, it shall provide written notice of such election within such thirty (30) day period, which election shall constitute a binding obligation to match such Top Lease Offer; provided however that Lessee shall not be obligated to pay any upfront rental, bonus or other consideration that, by the terms of the Top Lease Offer are required to be paid at execution, until this Lease shall actually terminate and expire by its terms (or be surrendered by Lessee).

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LESSOR:	Minersville Land and Livestock Company

By:
President

By:
Secretary

By:
Director

By:
Director

By:
Director

By:
Director

LESSEE:	Intermountain Renewable Power, LLC

By:
	Its:	Manager

.

EXHIBIT A

to Geothermal Lease

LEGAL DESCRIPTION

That certain real property located in Beaver County, Utah as more particularly described as follows:

TOWNSHIP 29 SOUTH, RANGE 10 WEST, SLM

Section 15: Lot 1 (45.98 ac), Lot 2 (38.92 ac), NW 1/4SW 1/4;

Section 20: NW 1/4NE 1/4, NE 1/4NW 1/4, S 1/2NW 1/4, N 1/2SW 1/4, NE 1/4, NE 1/4,

Section 27: S 1/2 S 1/2NW 1/4, NW 1/4NE 1/4.

TOWNSHIP 29 SOUTH, RANGE 11 WEST, SLM

Section 15: W 1/2W 1/2;

Section 16: Commencing 80 rods West of the Northeast corner of Section 16, thence South 20 chains, thence West 20 chains, thence South 40 chains, thence West 20 chains, thence North 2.5 chains, thence Northeasterly along the railroad right-of-way 92.5 chains, thence East 5.5 chains to the place of beginning;

Section 32: South 109 rods of the NE 1/4;

TOWNSHIP 30 SOUTH, RANGE 10 WEST, SLM

Section 02: W 1/2 W 1/2SW 1/4, S 1/2NW 1/4,

Section 12: South 50 rods of the SE 1/ 4;

Section 14: S 1/2NW 1/4,

Section 15: S 1/2NE 1/4, W 1/2SE 1/4, N 1/2SW 1/4,

Section 16: S 1/2SW 1/4, N 1/2NW 1/4SW 1/4, SE 1/4NW 1/4SW 1/4, S 1/2SE 1/4, NW 1/4 SE 1/4 less 10 acres described as a strip of land 80 rods long and 20 rods wide on the East side of the NE 1/4SW 1/4 of said section 16;

Section 17: SE 1/4; N 1/2SW 1/4, SW 1/4SW 1/4, N 1/2SE 1/4SW 1/4, less from section 17 40 acres in the W 1/2SW 1/4; Also, a tract of land in section 17 described as beginning at a point which lies North 45° East 933.5 feet from the Southwest corner of said Section 17, and running thence North 45° East 933.5 feet, thence South 45° East 1,867 feet, thence South 45° West 933.5 feet, thence North 45° West 1,867 feet to the point of beginning.

Section 18: Lot 4 (60.08 ac), E 1/2SE 1/4 less 40 acres, A tract of land in the SW 1/4SE 1/4 described as beginning at the Southwest corner of the SE 1/4 and running thence North 45° East 1,867 feet, thence South 1,320 feet, thence West 1,320 feet to the point of beginning; Also, A tract of land in the NW 1/4SE 1/4 described as beginning at the Southwest corner of said NW 1 /4SE  1/4and running thence North 1,320 feet, thence East 1,320 feet, thence South 1,320 feet, thence North 45° West 934 feet, thence South 45° West 934 feet to the place of beginning, cont. 150.08 acres, more or less.

Section 19: NE 1/4 less 40 acres;

Section 20: N 1/2 NE 1/4, S 1/2NW 1/4, also, a tract of land described as Commencing at the Southwest corner of the NW 1/4NW 1/4 of said section 20 and running thence North 45° East 934 feet, thence South 45° East 934 feet, thence North 45° East 1,867 feet, thence South 80 rods, thence West 160 rods to the place of beginning.

Section 32: All.

TOWNSHIP 30 SOUTH, RANGE 11 WEST, SLM

Section 01: Lot 3 (41.39 ac), Lot 4 (41.94 ac), SE 1/4, S 1/2NW 1/4 SW 1/4,

Section 02: SE 1/4,

Section 04: Lot 4 (39.93 ac), SW 1/ 4NW 1/4,

Section 05: Lot 1 (39.86 ac), S 1/2SW 1/4, SE 1/4NE 1/4,

Section 07: E 1 /2NE 1/4,

Section 08: NW 1/4;

Section 11: S 1/2SW 1/4, NE 1/4SW 1/4 , S 1/2NW 1/4SW 1/4,

Section 12: SE 1/4;

Section 18: E 1/2;

Section 21: SW 1/4SW 1/4, S 1/2SE 1/4,

Section 23: All;

Section 24: All, less 10 acres deeded to Jack Craw;

Section 25: N 1/2;

Section 26: N 1/2 ;

Section 28: S 1/2S 1/2NW 1/4,

TOWNSHIP 30 SOUTH, RANGE 12 WEST, SLM

Section 01: Lot 6 (35.51 ac),Lot 7 (35.51 ac), S 1/2SW 1/4, W 1/2SE 1/4,

Section 08: S 1/2 ;

TOWNSHIP 30 SOUTH, RANGE 12 WEST, SLM

Section 09: W 1/2 ; W 1/2SE 1/4,

Section 12: N 1/2NW 1/4,

Section 13: Lot 1 (35.62 ac), Lot 2 (35.62 ac), W 1/2NE 1/4, NW 1/4,

Section 16: N 1/2 ;

Section 17: NE 1/4, E 1/2E 1/2NW 1/4,

Section 18: E 1/2;

Section 19: NE 1/4, E 1/2SW 1/4,

Section 21: SW 1/4SW 1/4, S 1/2SE 1/4,

Section 24: Lot 1 (35.74 ac), Lot 2 (35.70 ac), Lot 3 (35.66 ac), Lot 4 (35.62 ac), W 1/2NE 1/4, NW 1/4NW 1/4, S 1/2NW 1/4,

Section 31: Lot 1 (40.10 ac), Lot 2 (40.06 ac), E 1/2NW 1/4, NE 1/4,

Section 33: E 1/2 , SW 1/4.

EXCEPT:

Beginning at a point 2,640 feet E of NW corner of Sec. 28 T 30 S. R12W th N. 1,320 ft; th E 2,640 ft; th S 1,320 ft: th W 1,320 ft; th S 2,640 ft; th W 2,640 ft; th N 1,320 ft; th E 1320 ft; th N 1,320 ft to point of beginning cont. 200 acres.

Also: COM SE CR SW 1/4SE 1/4 S12 T30S R10W SLM TH N45RDS W TO W LINE STATE HIGHWAY TH S ALONG W LINE STATE HIGHWAY TO SOUTH LINE SEC 12 THE ALONG S LINE SEC 12 TO BEG 12.92 AC

Also: COM SE CR S12 T30S R10W SLM W670FTN775.5FT E670FT S792FT POB 11.58 AC